UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2025

uniQure N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	001-36294	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Paasheuvelweg 25a, 1105 BP Amsterdam, The Netherlands	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +31-20-240-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Ordinary Shares, par value €0.05 per share	QURE	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On September 25, 2025, uniQure N.V. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Leerink Partners LLC, as representative of the several underwriters named therein (the “Underwriters”), relating to an underwritten public offering (the “Offering”) of 5,789,473 of the Company’s ordinary shares (the “Firm Shares”), at a price to the public of $47.50 per ordinary share, and, in lieu of ordinary shares to certain investors, pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 526,316 of its ordinary shares (the “Pre-Funded Warrant Shares”) at the public offering price per share less the $0.0001 per share exercise price of each Pre-Funded Warrant. Under the terms of the Underwriting Agreement, the Company also granted the Underwriters an option, exercisable for 30 days from the date of the Underwriting Agreement (the “Option”), to purchase up to an additional 947,368 of the Company’s ordinary shares (the “Optional Shares” and together with the Firm Shares, the “Shares”) at the public offering price less the underwriting discounts and commissions. On September 26, 2025, the Underwriters exercised the Option in full.

The Company estimates that the net proceeds from the Offering will be approximately $323.75 million after deducting underwriting discounts and commissions and estimated offering expenses.

The Pre-Funded Warrants are exercisable at any time after the date of issuance. A holder of Pre-Funded Warrants may not exercise the warrant if the holder, together with its affiliates, would beneficially own more than 4.99% or 9.99% of the number of ordinary shares outstanding immediately after giving effect to such exercise. A holder of Pre-Funded Warrants may increase or decrease this percentage not in excess of 19.99% by providing at least 61 days’ prior notice to the Company.

The Shares and Pre-Funded Warrants will be issued pursuant to a prospectus supplement dated September 25, 2025, and an accompanying base prospectus that form a part of the registration statement on Form S-3ASR that the Company filed with the Securities and Exchange Commission on January 7, 2025 (File No. 333-284168), which was automatically effective upon its filing. The closing of the Offering is expected to take place on or about September 29, 2025, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties, covenants and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions.

Copies of the Underwriting Agreement and the form of Pre-Funded Warrant are attached hereto as Exhibit 1.1 and Exhibit 4.1, respectively, and are incorporated herein by reference. The foregoing description of the terms of the Underwriting Agreement and the Pre-Funded Warrants is qualified in its entirety by reference to such exhibits.

The legal opinion of Rutgers & Posch N.V. as to the legality of the Shares and Pre-Funded Warrant Shares is being filed as Exhibit 5.1 to this Current Report on Form 8-K. A copy of the opinion of Morgan, Lewis & Bockius LLP relating to the legality of the issuance and sale of the Pre-Funded Warrants is filed as Exhibit 5.2 to this Current Report on Form 8-K.

Item 8.01	Other Events

On September 25, 2025, the Company issued a press release entitled “uniQure Announces Pricing of Upsized $300 Million Public Offering.” The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of September 25, 2025, by and between the Company and Leerink Partners LLC, as representative for the several underwriters named therein.

4.1	Form of Pre-Funded Warrant

5.1	Opinion of Rutgers & Posch N.V.

5.2	Opinion of Morgan, Lewis & Bockius LLP

23.1	Consent of Rutgers & Posch N.V. (included in Exhibit 5.1)

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.2)

99.1	Press Release of uniQure N.V. dated September 25, 2025.

104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

UNIQURE N.V.

Date: September 26, 2025	By:	/s/ Jeannette Potts
JEANNETTE POTTS
Chief Legal and Compliance Officer